ARTICLES OF MERGER
                                       OF
                           CENTURY SILVER MINES, INC.,
                             (an Idaho corporation)
                                      INTO
                              SENSE HOLDINGS, INC.,
                             (a Florida corporation)


         Pursuant to Section 607.1105 of the Florida Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

FIRST:  The plan of merger is as follows:


         1. Merger. CENTURY SILVER MINES, INC., an Idaho corporation ("Acquisition") shall be merged (the "Merger") with and into SENSE HOLDINGS, INC., a Florida corporation bearing Document #P99000063834 ("Sense"). Acquisition and Sense are sometimes hereinafter collectively referred to as the "Constituent Corporations." Sense shall be the surviving corporation of the Merger (the "Surviving Corporation"), effective upon the date when these Articles of Merger are filed with the Department of State of the State of Florida (the "Effective Date").

         2. Articles of Incorporation and By-Laws. The Articles of Incorporation and ByLaws of Sense, as same shall exist from and after the Effective Date, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof or applicable law, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Articles of Incorporation and By-Laws of the Surviving Corporation, shall constitute the Articles of Incorporation and By-Laws of the Surviving Corporation separate and apart from these Articles of Merger.

         3. Succession. On the Effective Date, Sense shall continue its corporate existence under the laws of the State of Florida, and the separate existence and corporate organization of Acquisition, except insofar as it may be continued by operation of law, shall be terminated and cease.

         4. Conversion of Shares. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each outstanding share of Acquisition's common stock, $.10 par value per share, and each outstanding option to purchase common stock of Sense, shall be converted into the consideration set forth in Section 8 and
Section 10, respectively, of the Agreement and Plan of Merger (the "Plan of Merger") between Acquisition and Sense.

SECOND: The Effective Date of the Merger is the date upon which these Articles of Merger are filed with the Department of State of the State of Florida.


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THIRD: The Plan of Merger was adopted by the boards of directors of Acquisition and Sense on the 20th day of July 1999, and by holders of a majority of the issued and outstanding shares of common stock of Acquisition, on the 20th day of August 1999. No shares of Sense are issued or outstanding.

Signed this 20th day of August 1999.


Century Silver Mines, Inc.,                  Sense Holdings, Inc.,
an Idaho corporation                         a Florida corporation


By: /s/ Dore Scott Perler                    By: /s/ Dore Scott Perler
-------------------------                    -------------------------
    Dore Scott Perler, President                 Dore Scott Perler, President




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